Exhibit 10.30

AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT

This AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT (this “Agreement”) dated as of May 2, 2016, is by and between AeroVironment, Inc., a Delaware corporation (the “Company”), and Wahid Nawabi (the “Executive”).

PURPOSE

The Board of Directors of the Company (the “Board”) recognizes that executives can be concerned about the possibility of a Change in Control (as hereinafter defined) of the Company and that the perceived threat or occurrence of a Change in Control may result in the distraction of its key management personnel because of the uncertainties inherent in such a situation.

The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive in the event of the threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security.

The Company and Executive entered into a Severance Protection Agreement dated as of December 10, 2015 (the “Prior Agreement”) to induce the Executive to remain in the employ of the Company, particularly in the event of the threat or occurrence of a Change in Control, and to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control or, under certain circumstances, apart from a Change in Control.

The Company and Executive desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety as hereinafter provided due to Executive’s appointment as Chief Executive Officer of the Company effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1.     Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) all base salary, (b) reimbursement for all reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) all vacation, and (d) all bonuses and incentive compensation (other than the Pro Rata Bonus).

“Base Salary Amount” means the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) if the Executive’s termination occurs within eighteen months following a Change in Control, at the highest rate in effect at any time during the 180-day period prior to a Change in Control, and will include all amounts of the Executive’s base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement.

“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the annual target bonus established and payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Termination Date occurs (or actual annual bonus paid or payable in respect of the most recently completed fiscal year if the Termination Date occurs prior to the establishment of an annual target bonus for the fiscal year in which the Termination Date occurs). Bonus Amount includes only the short-term incentive portion of the annual bonus and does not include restricted stock awards, options or other long-term incentive compensation awarded to the Executive.

“Cause” for the termination of the Executive’s employment with the Company will be deemed to exist if (a) the Executive has been convicted for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability), (b) the Executive willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company; however, no act or failure to act, on the Executive’s part shall be considered “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or (c) failure to perform his or her duties in a reasonably satisfactory manner after the receipt of a notice from the Company detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who at the beginning of any two year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned twenty-five percent (25%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

In addition, if a Change in Control constitutes a payment event with respect to any payment under Section 3 of this Agreement which constitutes a deferral of compensation and is subject to Code Section 409A, the transaction or event described above with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 409A” has the meaning set forth in Section 18.

“Company” means AeroVironment, Inc., a Delaware corporation, or by another direct or indirect Subsidiary of AeroVironment, Inc.  The term “Company” when referring to the employment relationship and the compensation or benefits related thereto shall include the employer of Executive as the context requires.

“Continuation Period” has the meaning set forth in Section 3.1(b)(iii).

“Disability” means the status of disability determined conclusively by the Company based upon certification of disability by the Social Security Administration or upon such other proof as the Company may reasonably require, effective upon receipt of such certification or other proof by the Company.

“Full Release” means a written release, in a form satisfactory to the Company (and similar to the Agreement set forth in Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) pursuant to which the Executive fully and completely releases the Company from all claims that the Executive may have against the Company (other than any claims that may or have arisen under this Agreement).   The Executive’s Full Release must become effective in accordance with its terms prior to the date that is thirty (30) days following the Termination Date (including the expiration of any revocation period thereunder without the Executive’s revocation of the Full Release).

“Good Reason” means the occurrence of any of the events or conditions described in clauses (a) through (d) hereof, without the Executive’s prior written consent:

(a)(i) any material adverse change in the Executive’s authority, duties or responsibilities (including reporting responsibilities) from the Executive’s authority, duties or responsibilities as in effect at any time within three months preceding the date of the Change in Control or at any time thereafter, or (ii) in the case of an Executive who is an executive officer of the Company a significant portion of whose responsibilities relate to the Company’s status as a public company, the failure of such Executive to continue to serve as an executive officer of a public company, in each case except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(b) a material reduction in Executive’s base salary;

(c) the imposition of a requirement that the Executive be based at any place outside a 60-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control except for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control; or

(d) any material breach by the Company of any provision of this Agreement.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) the Executive provides written notice to the Company identifying the applicable event or condition within 90 days of the occurrence of the event or the initial existence of the condition, and (ii) the Company fails to remedy the event or condition within a period of 30 days following such notice.

“LTIP Amount” means the sum of the amounts that the Executive would receive pursuant to each outstanding Long-Term Incentive Plan Award assuming that the target amount for each such award had been earned.

“Notice of Termination” means a written notice from the Company or the Executive of the termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Person” has the meaning as defined in Section 3(a)(9) of the Securities Exchange Act and used in Section 13(d) or 14(d) of the Securities Exchange Act, and will include any “group” as such term is used in such sections.

“Pro Rata Bonus” means an amount equal to the target or actual Bonus Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the then-current fiscal year through and including the Termination Date and the denominator of which is 365.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, (b) in the case of the termination of the Executive’s employment with the Company by the Executive for Good Reason, the date the Company’s 30-day cure period expires without a cure of the underlying event or condition constituting Good Reason, and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to the Executive. Notwithstanding anything to the contrary herein, to the extent necessary to comply with or secure an exemption from Code Section 409A, an Executive’s employment shall not be considered to have terminated unless the executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations thereunder.

SECTION 2.     Term of Agreement.

The term of this Agreement (the “Term”) will commence on the date of this Agreement, and will continue in effect until December 31, 2018; provided that in the event a Change in Control occurs during the Term, the Term will be extended to the date 18 months after the date of the occurrence of such Change in Control.

SECTION 3.     Termination of Employment.

3.1 If, during the Term, the Executive’s employment with the Company is terminated within 18 months following a Change in Control, the Executive will be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company is terminated (i) by the Company for Cause, (ii) by reason of Disability, (iii) by reason of the Executive’s death or (iv) by the Executive other than for Good Reason, the Company will pay to the Executive the Accrued Compensation and, if such termination is by reason of the Executive’s Disability or the Executive’s death, a Pro Rata Bonus.

(b) If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus;

(ii) subject to the Executive providing the Company with a Full Release and complying with his or her obligations under Section 6, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to 1.5 times the sum of (A) the Base Salary Amount, (B) the Bonus Amount and (C) the LTIP Amount;

(iii) subject to the Executive providing the Company with a Full Release and complying with his or her obligations under Section 6, the Company will, for a period of 12 months (the “Continuation Period”), at its expense provide to the Executive and the Executive’s dependents and beneficiaries the same or equivalent life insurance, disability, medical, dental, and hospitalization benefits (the “Continuation Period Benefits”) provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period (“similarly situated executives”). The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation Period Benefits shall not restrict or limit the Company’s right to terminate or modify the benefits made available by the Company to its similarly situated executives or other employees and following any such termination or modification, the Continuation Period Benefits that Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated or modified. If any of the Company’s insurance benefits are self-funded as of the Termination Date, or if the Company cannot provide the foregoing insurance benefits in a manner that is exempt from Code Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the insurance benefits as set forth above, the Company shall instead pay to the Executive the Executive’s monthly premium amount for such benefits (determined by reference to the premiums in effect immediately prior to the Termination Date) as a taxable monthly payment for the Continuation Period (or any remaining portion thereof).  The Company’s obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive becomes eligible to obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(b)(iii) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including the Company’s commitment to provide certain retirement health benefits to Executive and his spouse upon his retirement described in the Company’s proxy statement;

(iv) the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of 12 months following the Termination Date or, if earlier, until the first acceptance by the Executive of an offer of employment; and

(v) the acceleration of vesting, exercisability and other similar benefits under award agreements regarding options to purchase Company stock, restricted stock, restricted stock units or other equity compensation awards granted to or otherwise applicable to Executive effective as of the Termination Date. You expressly acknowledge and agree that any equity award agreement(s) between you and the Company evidencing your outstanding equity compensation awards are hereby amended to the extent necessary to reflect the terms and conditions of this Section 3.1(b)(v), and that this Agreement supersedes any contrary provision of any such equity compensation award agreement(s) with respect to the subject matter of this Section 3.1(b)(v).

The benefits set forth in subsections (iii) and (iv) above and Section 3.3(a)(iii) below, shall be subject to the following conditions and restrictions: (1) the payment or provision of a benefit in any particular year shall not (except as may be provided in the medical, dental and hospitalization plans in which the Executive participates) affect the benefits to be provided in any other year, (2) to the extent the Executive is entitled to reimbursement of any expenses, the reimbursement shall be made no later than the Executive’s taxable year following the taxable year in which the expense was incurred, and (3) no right to reimbursement or in-kind benefits may be subject to liquidation or exchange for any other benefit.

(c) The amounts provided for in Section 3.1(a) and Sections 3.1(b)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive thirty days after the Termination Date (or such earlier date as may be required under applicable law with respect to the Accrued Compensation).

(d) The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Section 3.1(b)(iii) and 3.1(b)(iv).

3.2 Notwithstanding anything in this Agreement to the contrary, if, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, and a Change in Control occurs prior to the earlier of (a) the date that is three (3) months following the Termination Date or (b) the February 14 of the calendar year following the calendar year in which the Termination Date occurs, the Executive will be entitled to the amounts provided for in Sections 3.1(b) above; provided, however, that the amounts payable pursuant to Section 3.1(b)(ii) that are in excess of the amounts to which the Executive is entitled pursuant to Section 3.3 below as a result of such termination will be paid in a single lump sum cash payment by the Company to the Executive thirty days after the later of (i) the Termination Date or (ii) the Change in Control; and provided, further, that the equity compensation award acceleration pursuant to Section 3.1(b)(v) shall be effective on the later of (i) the Termination Date or (ii) the Change in Control.

3.3   (a)    If, during the Term, the Executive’s employment with the Company is (i) terminated by the Company for any reason other than Cause or by the Executive for Good Reason and not within 18 months following a Change in Control, (ii) terminated  by reason of Disability, or (iii) terminated by reason of the Employee’s death, the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus;

(ii) subject to the Executive providing the Company with a Full Release and complying with his or her obligations under Section 6, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the Base Salary Amount; and

(iii) subject to the Executive providing the Company with a Full Release and complying with his or her obligations under Section 6, the Company will, for the Continuation Period, at its expense provide to the Executive and the Executive’s dependents and beneficiaries the Continuation Period Benefits provided to similarly situated executives. The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation Period Benefits shall not restrict or limit the Company’s right to terminate or modify the benefits made available by the Company to its similarly situated executives or other employees and following any such termination or modification, the Continuation Period Benefits that Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated or modified.  If any of the Company’s insurance benefits are self-funded as of the Termination Date, or if the Company cannot provide the foregoing insurance benefits in a manner that is exempt from Code Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the insurance benefits as set forth above, the Company shall instead pay to the Executive the Executive’s monthly premium amount for such benefits (determined by reference to the premiums in effect immediately prior to the Termination Date) as a taxable monthly payment for the Continuation Period (or any remaining portion thereof).  The Company’s obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive becomes eligible to obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.3(a)(iii) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including the Company’s commitment to provide certain retirement health benefits to Executive and his spouse upon his retirement described in the Company’s proxy statement;

(b)    The amounts provided for in Section 3.3(a)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive thirty days after the Termination Date (or such earlier date as may be required under applicable law with respect to the Accrued Compensation).

(c)    The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Section 3.3(a)(iii).

3.4 Except as otherwise noted herein, the compensation to be paid to the Executive pursuant to this Agreement will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under this Agreement, any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

SECTION 4.     Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company will be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination will be effective without such Notice of Termination.

SECTION 5.     Excise Tax Adjustments.

5.1 In the event Executive becomes entitled to receive the benefits provided pursuant to this Agreement, and the

Company determines that such benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to the Executive would result in the Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction to the Total Payments shall be made by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax.

5.2 For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (a) as “Persons”) whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above);

(c) In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company; and

(d) The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Change in Control of the Company occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Change in Control of the Company, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

SECTION 6.     Covenants.

(a)    During the Continuation Period pursuant to which the Executive receives the benefits pursuant to Section 3.1(b)(iii) or Section 3.3(b)(iii), the Executive covenants and agrees as follows:

(i) the Executive agrees to comply with his or her obligations under the Patent and Confidentiality Agreement that he or she entered into with the Company;

(i) the Executive acknowledges that the Executive has knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for the Executive to use such Company proprietary information in any manner adverse to the Company’s interests. The Executive agrees that he or she will not recruit or solicit for employment, directly or indirectly, any employee of the Company during the Continuation Period; and

(iii) the Executive agrees not to make, directly or indirectly, any oral or written public statements that are disparaging of, or are intended to disparage, discredit or injure, the Company, the products and services it offers or any of its partners, affiliates, successors, assigns, including any of its present or former officers, directors, partners, agents, or employees.

(b)    The Company agrees to pay to the Executive all cash compensation to which the Executive is entitled from the Company by the applicable payment date specified in any agreement with the Company or applicable law.  Any failure to pay any such cash compensation by the Company shall constitute a material breach of this Agreement by the Company.

SECTION 7.     Successors; Binding Agreement.

This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The Company’s failure to obtain, as contemplated by this Section 7, an agreement from any Successor to assume and agree to perform this Agreement shall constitute a material breach of this Agreement by the Company.  Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 8.     Fees and Expenses.

The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive, in good faith, in (a) contesting or disputing, any such termination of employment and (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. If the dispute is resolved by a final decision of an arbitrator pursuant to Section 15 in the favor of the Company, the Executive shall reimburse the Company for all such legal fees and related expenses (including costs of experts) paid by the Company on behalf of the Executive. To the extent necessary to comply with Code Section 409A, any reimbursements pursuant to this Section 8 shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

SECTION 9.     Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given (i) when personally delivered, (ii) upon acknowledgment of receipt when sent by e-mail or other electronic transmission (excluding acknowledgements generated automatically without an affirmative act by the recipient), or (iii) when sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 10.     Dispute Concerning Termination.

If prior to the Termination Date (as determined without regard to this Section 10), the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence; provided, further, that the foregoing extension shall not apply to the extent it would cause the payments or benefits under this Agreement to fail to be exempt from, or to fail to comply with, Code Section 409A and would result in the imposition of additional taxes on the Executive with respect to such payments under Code Section 409A.

SECTION 11.     Compensation During Dispute.

If a purported termination occurs and during the Term and the Termination Date is extended in accordance with Section 10 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as an employee and a participant in all compensation, benefit and insurance plans in which the Executive was participating when the Notice of Termination was given, until the Termination Date, as determined in accordance with Section 10 hereof. Amounts paid under this Section 11 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement or otherwise.

SECTION 12.     Nonexclusivity of Rights.

Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company will be payable in accordance with such plan or program, except as specifically modified by this Agreement.

SECTION 13.     No Set-Off.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except for any obligation under the Dodd Frank Act or similar provisions of applicable law to recoup incentive-based compensation erroneously paid to the Executive following a required accounting restatement as reflected in the Company’s existing Compensation Recoupment Policy (as such policy may be in effect from time to time) or the terms of any other recoupment, clawback or similar policy of the Company as it may be in effect from time to time.

SECTION 14.     Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 15.     Governing Law and Binding Arbitration.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof. All disputes relating to this Agreement, including its enforceability, shall be resolved by final and binding arbitration before an arbitrator appointed by the Judicial Arbitration and Mediation Service (JAMS), in accordance with the rules and procedures of arbitration under the Company’s Dispute Resolution Program, attached hereto as Exhibit C, with the arbitration to be held in Simi Valley, California. Judgment upon the award may be entered in any court having jurisdiction thereof.

SECTION 16.     Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 17.     Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection.

SECTION 18.     Code Section 409A.

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code

Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A and any ambiguities herein will be interpreted to ensure that such payments and benefits be so exempt or, if not so exempt, comply with Section 409A of the Code. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Termination Date, the Executive shall not be entitled to any payment or benefit pursuant to Section 3.1(b) until the earlier of (i) the date which is six months after the Termination Date, or (ii) the date of the Executive’s death. The provisions of this Section 18 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six month period following the Executive’s Termination Date that are not so paid by reason of this Section 18 shall be paid (without interest) as soon as practicable (and in all events within five days) after the date that is six months after the Executive’s Termination Date (or, if earlier, as soon as practicable, and in all events within five days, after the date of the Executive’s death). Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409(A) of the Code.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

AEROVIRONMENT, INC.

/s/ Douglas Scott
Name: Douglas Scott
Title: Senior Vice President and General Counsel

EXECUTIVE

/s/ Wahid Nawabi
Wahid Nawabi

Exhibit A

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1.     This Release of All Claims and Potential Claims (“Release”) is entered into by and between                      (“            ”) and AeroVironment, Inc., a Delaware corporation (hereinafter the “Company”).                      and the Company have previously entered into a Severance Protection Agreement dated              (“Severance Agreement”). In consideration of the promises made herein and the consideration due              under the Severance Agreement, this Release is entered into between the parties.

2.      (a) The purposes of this Release are to settle completely and release the Company, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that              has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between              and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which              is entitled under the Severance Agreement.

(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of              and the Company or an admission, directly or by implication, that              and/or the Company, its subsidiaries, affiliates or predecessors, have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.

(c) This Release is entered into freely and voluntarily by              and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

3.     For and in consideration of the promises and covenants made by              to the Company and the Company to             , contained herein,              and the Company have agreed and do agree as follows:

(a)              waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that [he/she] has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between              and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 but excluding any rights or benefits to which              is entitled under the Severance Agreement. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.

(b)              agrees that [he/she] will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between              and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act.

(c)              is presently unaware of any injuries that [he/she] may have suffered as a result of working at the

Company or its subsidiaries, affiliates or predecessors, and has no present intention of filing a workers’ compensation claim. Should any such claim arise in the future,              waives and releases any right to proceed against the Company or its subsidiaries, affiliates or predecessors, for such a claim.              also waives any right to bring any disability claim against the Company or its subsidiaries, affiliates or predecessors, or its or their carriers.

4. As a material part of the consideration for this Agreement,             and [his/her] agents and attorneys, agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorney, accountant, or tax preparers, or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements, provisions and/or information contained herein or with regard to the employment relationship between              and the Company and its subsidiaries, affiliates and predecessors.

5. Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding before an arbitrator appointed by the Judicial Arbitration and Mediation Service in accordance with the rules and procedures of arbitration under the Company’s Dispute Resolution Program attached as Exhibit C to the Severance Agreement. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with the arbitration proceeding. Judgment upon the award may be entered in any court having jurisdiction thereof.

6. It is further understood and agreed that              has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that [he/she] will be solely liable for all of [his/her] tax obligations.              understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to [him/her] and/or [his/her] attorney in connection with this Release to federal and state taxing authorities.              waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.

7.              acknowledges that [he/she] has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Exhibit B.

8. It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to              and/or [his/her] attorneys individually or collectively for costs and/or attorneys fees, including any provided for by statute, nor shall              and/or [his/her] attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.

9.              understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by [him/her] to be true, [he/she] expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

10.              understands and agrees that there is a risk that the damage and/or injury suffered by              may become more serious than [he/she] now expects or anticipates.              expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

11.              understands and agrees that if [he/she] hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, [he/she] has released herein,              agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.

12. It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of             ’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.

13. This Release shall be construed in accordance with and governed for all purposes by the laws of the State of California.

14.              agrees that [he/she] will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.

15.             and Releasees waive all rights under Section 1542 of the California Civil Code, which section has been fully explained to them by their respective legal counsel and which they fully understand, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

16. Notwithstanding anything in this Agreement to the contrary,             does not waive, release or discharge any rights to indemnification for actions occurring through [his/her] affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does             waive, release or discharge any right             may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.

17. If any part of this Agreement is found to be either invalid or unenforceable, the remaining portions of this Agreement will still be valid.

18. This Agreement is intended to release and discharge any claims of             under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

A.	acknowledges that [he/she] has read and understands the terms of this Agreement.

B.

            acknowledges that [he/she] has been advised in writing to consult with an attorney, if desired, concerning this Agreement and has received all advice [he/she] deems necessary concerning this Agreement.

C.

            acknowledges that [he/she] has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily.

D.

             For a seven day period following the execution of this Agreement, _______ may revoke this Agreement by delivering a written revocation to at the Company. This Agreement shall not become effective and enforceable until the revocation period has expired.

19.             acknowledges that [he/she] has been encouraged to seek the advice of an attorney of [his/her] choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

20. This Agreement is to be interpreted without regard to the draftsperson. The terms and intent of the Agreement shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

21. This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Severance Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

Dated: , 20

[Signature]

[Print Name]

Its:

EXHIBIT B

CODE OF BUSINESS CONDUCT AND ETHICS

DISCLOSURE STATEMENT

Are you aware of any illegal or unethical practices or conduct anywhere within AeroVironment, Inc. or its subsidiaries, affiliates or predecessors (the “Company”) (including, but not limited to, improper charging practices, or any violations of the Company’s Code of Business Conduct and Ethics

Yes ☐	No ☐

(Your answer to all questions on this form will not have any bearing on the fact or terms of your Release with the Company.)

If the answer to the preceding question is “yes,” list here, in full and complete detail, all such practices or conduct. (Use additional pages if necessary.)

Have any threats or promises been made to you in connection with your answers to the questions on this form?

Yes ☐	No ☐

If “yes,” please identify them in full and complete detail. Also, notify the Company’s General Counsel at 805 581-2198 ext. 2694 immediately.

I declare under penalty of perjury, under the laws of the State of California and of the United States, that the foregoing is true and correct.

Executed this                of                     , 20__

EXHIBIT C

ARBITRATION

Capitalized terms not defined in this Exhibit C (this “Exhibit”) are defined in the Severance Protection Agreement (the “Award Agreement”) with respect to which this Exhibit C is a part.  AeroVironment, Inc., a Delaware corporation (the “Company”), and Participant agree as follows. Participant’s execution of the Award Agreement constitutes acceptance of these terms:

1.Agreement to Arbitrate Disputes.

The Company, on behalf of itself and its employees, and the Participant, on behalf of him or herself and any assistant(s) employed or utilized by the Participant, agree to resolve any and all timely and legally cognizable past, present and future controversies, disputes or claims of any nature in any way arising out of or relating to the Plan or the Award Agreement or the relationship between the parties (hereinafter, a “Claim” or “Claims”), by mandatory, binding, individual arbitration.  This agreement to arbitrate covers claims of any nature, whether at law or equity, statute or common law.

2.Mandatory Dispute Resolution Process Prior to Arbitration.

Each party shall notify the other of any dispute arising under Paragraph 1 of this Exhibit prior to filing a claim in arbitration.  The Company will notify the Participant of such dispute by informing the Participant in writing at the Company’s office where the Participant is primarily headquartered (or at the Participant’s last known address if no longer employed by the Company).  The Participant will notify the Company of any dispute in writing addressed to the attention of General Counsel.  Within a reasonable period of time, the parties shall meet informally, either in person or by telephone to attempt to resolve the dispute in good faith.

3.Arbitration Procedural Rules

In the event the parties are unable to resolve their dispute under Paragraph 2 of this Exhibit, either party may initiate an arbitration under the then-current JAMS’ Streamlined or Comprehensive Arbitration Rules and Procedures.  The applicable arbitral rules are available for review at www.jamsadr.com (under the Rules/Clauses tab).

3.1.    The parties will make reasonable efforts to agree upon a mutually satisfactory arbitrator chosen from the JAMS panels.  If the parties are unable to agree upon an arbitrator, the Company will request from JAMS a list of qualified arbitrators.  The parties will then select an arbitrator in accordance with JAMS Streamlined or Comprehensive Arbitration Rules and Procedures.  Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator.

3.2.    The Company and the Participant agree that the arbitration will be conducted by a single arbitrator in the JAMS office (as applicable) closest to Simi Valley, California (or such other location as is mutually agreed to by the parties).

3.3.    The nature of the substantive claims asserted will determine which body of substantive laws will apply.  In the event that there is a dispute regarding which substantive laws apply, the arbitrator shall decide that issue.

3.4.    The parties agree that all proceedings before the arbitrator will remain confidential between the parties, including but not limited to any depositions, discovery, pleadings, exhibits, testimony, or award.  The parties will inform third parties (including witnesses) necessary to the proceeding that the proceeding is confidential, and use reasonable efforts to secure that individual’s agreement to maintain such confidentiality.  The requirement of confidentiality, however, will not apply in the event that either party seeks to confirm an arbitral award and enter a judgment thereon in an appropriate court, or if any such arbitral award is appealed to an appropriate court.

4.Injunctive or Other Interim Relief.

The Company or the Participant may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this Paragraph 4, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

5.Remedies, Written Decision, Fees.

Final resolution of any dispute through arbitration may include any remedy or relief available under applicable law.  At the conclusion of the arbitration, if either party requests, the arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.  Any costs unique to arbitration (such as the costs of the arbitrator and room fees) will be paid by the Company and the parties will otherwise bear their own fees and costs, including attorneys’ fees and expert fees.  The Company and the Participant acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or related to the Plan and the Award Agreement or their relationship.  A successful party may make application to the arbitrator for an award of fees and/or costs and the arbitrator may award such fees and costs consistent with applicable law.

6.Class Action Waiver.

The Company and the Participant agree that all Claims pursued against each other will be on an individual basis.  To that end, the Company and the Participant hereby waive their right to commence, to become a party to, or to remain a participant in, any group, representative, class, collective, or hybrid class/collective action in any court, arbitration proceeding, or any other forum, against the other.  The parties agree that any claim by or against the Company or the Participant shall be heard in arbitration without joinder of parties or consolidation of such claim with any other person or entity’s claim, except as otherwise agreed to in writing by the Company and the Participant.

7.Right to Enforce or Challenge Class Action Waiver In Court.

All parties agree that this Exhibit does not limit any party’s right to initiate an action in state or federal court enforcing or challenging the enforceability of the group, representative, class, collective, or hybrid action waiver set forth herein.  If the Participant chooses to exercise that right, the Company will not retaliate against the Participant for doing so. The Company, however, reserves the right to oppose such a challenge to enforcement of this Exhibit.

8.Void if Class Action Waiver Void.

If the waivers in Paragraph 6 of this Exhibit are found to be unenforceable in their entirety for any reason in a case in which class action, representative action or similar allegations have been made, the remainder of this arbitration clause in this Exhibit shall also be void.  If, however, some, but not all, of the waivers in Paragraph 6 of this Exhibit are found to be unenforceable for any reason in a case in which class action, representative action or similar allegations have been made, the Participant’s individual claims shall be decided in arbitration.  Any class action, representative action or similar action as to which the class action waiver in Paragraph 6 of this Exhibit is found to be unenforceable shall be decided in court and not in arbitration.

9.Application of FAA and Questions of Arbitrability.

The Company and the Participant agree that the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”) governs the enforceability of any and all of the arbitration provisions in this Exhibit and judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction.  Questions related to procedures (including venue and choice of arbitrator), timeliness, and arbitrability (that is whether an issue is subject to arbitration under this Exhibit) shall be decided by the arbitrator, except any issues related to the enforceability of Paragraphs 6 and 7 shall be decided solely by a court of law having jurisdiction over the issue, and except as provided in Paragraphs 7 and 8.  Claims filed must be timely, i.e., within the time set by the applicable statute(s) of limitations.

10.Administrative Remedies.

The parties further agree that nothing in this Exhibit precludes any party from filing or participating in administrative proceedings before the California Unemployment Insurance Appeals Board, California Workers Compensation Appeals Board, California Labor Commissioner, California Division of Labor Standards Enforcement, the California Department of Fair Employment & Housing, or similar California or federal administrative agencies, to address alleged violations of law enforced by those agencies.  If the Participant exercises such administrative remedies, the Company will not retaliate against the Participant for doing so.  The Company, however, reserves the right to oppose any such administrative proceeding, including on the grounds that such agency(ies) lack jurisdiction over any dispute, because of the parties’ independent contractor relationship.  Notwithstanding the foregoing, to the extent permitted by law, if the Participant or the Company seeks to appeal any such administrative award to a court of competent jurisdiction and/or for a trial de novo in such a court, the Participant and the Company agree that that such appeal or trial de novo is subject to the binding arbitration requirement described above in this Exhibit.

11.The Participant Understands His/Her Agreement to Arbitrate.

The Participant represents and warrants that he/she understands the meaning and effect of the agreement to arbitrate and has been provided reasonable time and opportunity to consult with legal counsel regarding this agreement to arbitrate.